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                                                                   Exhibit 10


                                 EMPLOYMENT AGREEMENT


          THIS AGREEMENT by and between J. C. Penney Company, Inc., a Delaware corporation (the "Company"), and Mr. Allen I. Questrom (the "Executive"), dated July 21, 2000 and effective as of the Effective Date (as hereinafter defined).

                                 W I T N E S S E T H:

          WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, it is hereby agreed as follows:

          1. TERM. The term of this Agreement (the "Term") shall commence on September 15, 2000, or such earlier date as the Executive commences employment with the Company (the "Effective Date") and end on September 30, 2005. The parties hereto agree that the effectiveness of this Agreement shall be conditioned upon the approval of the Board of Directors of the Company (the "Board") on or prior to July 28, 2000 and, in the absence of such approval, this Agreement shall be null and void. The Company shall submit this Agreement to the Board for its approval as soon as practicable following the date hereof, but in no event later than July 28, 2000.

          2. POSITION AND DUTIES; PURCHASE COMMITMENT. (a) During the Term the Executive shall serve as the Chief Executive Officer of the Company and as the Chairman of the Board; in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. As of the Effective Date, the Company shall cause the Executive to be elected as a member of the Board, to serve as a member of the class of directors with the longest tenure as of the Effective Date. Thereafter, while Executive is employed during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term. Upon any termination of his employment with the Company, the Executive shall

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     promptly resign from the Board.  While Executive is employed during the Term, the Executive shall report solely to the Board.

          (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an executive officer of the Company in accordance with this Agreement.

          (c) During the Term, the Executive shall be based at the Company's principal headquarters in Dallas, Texas, except for travel reasonably required for the performance of the Executive's duties hereunder.

          (d) On or prior to the Effective Date, the Executive shall purchase from the Company for his own account, and the Company shall sell to the Executive, that number of shares (rounded down to the nearest whole share) of the Company's common stock, par value $0.50 per share ("Company Stock"), which, when added to the shares of Company Stock currently owned, produces a total market value for the shares owned of $1,250,000, based on the sales price per share described in the succeeding sentence. The sale price per share shall be the closing price per share of such shares on the New York Stock Exchange on July 26, 2000. Such shares shall not be sold or otherwise disposed of during the Executive's employment with the Company.

          3. COMPENSATION. (a) BASE SALARY. During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of $1,250,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term, The Annual Base Salary shall be reviewed by the Personnel and Compensation Committee of the Board (the "Compensation Committee") for possible increase at least annually, the first such review to be undertaken on or about July 1, 2001. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced

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     below any such increased amount, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          (b) ANNUAL CASH BONUS. For fiscal years during the Term, the Executive shall participate in annual cash incentive compensation plans, as adopted and approved by the Board or the Compensation Committee from time to time, with targets determined by the Compensation Committee (in consultation with the Executive for fiscal years beginning after 2000).
     The Executive's annual target bonus opportunity pursuant to such plans shall equal 100% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year, with a maximum potential award equal to 200% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year. With respect to the Company's 2000 fiscal year, unless the Executive is terminated for Cause (as hereinafter defined) prior to the payment date, the Executive shall receive a minimum cash bonus equal to 100% of the Annual Base Salary, which bonus shall be reduced by any amount of annual cash bonus earned by the Executive from his previous employer in respect of its current fiscal year. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives.

          (c) INITIAL OPTION GRANT. As of the Effective Date, the Compensation Committee shall grant to the Executive a ten-year nonqualified option (the "Option") to purchase 3,500,000 shares of Company Stock. The Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date hereof. Subject to the provisions hereof, the Option shall vest and become fully exercisable with respect to 20% of the shares subject thereto on each of the first five anniversaries of the Effective Date. Notwithstanding the foregoing, the Option will become fully vested and exercisable if, during the Term, there occurs a "Change of Control" of the Company (as such term is defined in the Company's 1997 Equity Compensation Plan, hereinafter, a "Change of Control"), the Executive dies, becomes Disabled (as hereinafter defined), is terminated by the Company without Cause or the Executive voluntary resigns either for Good Reason (as hereinafter defined) or with the approval of the Board. In the event of a termination of the Executive's employment by the Company for Cause, any unexercised portion of the Option (whether or not otherwise exercisable) shall immediately terminate. In the event of a termination of the Executive's employment by the Executive without Good Reason which is not approved by the Board, (A) the unvested portion of the Option shall immediately terminate, and (B) the vested portion of the Option shall remain exercisable for five (5) years following the Date of Termination (as hereinafter defined). In the event of a termination of the Executive's employment by the Company without Cause or by the Executive which is either (x) for Good Reason or (y) approved by the Board, the Option shall remain exercisable for the remainder of its ten year term. In the event of a termination of the Executive's

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     employment on account of the Executive's death or Disability, the Option shall remain exercisable for one year following the Date of Termination. Notwithstanding anything herein to the contrary, in no event will the Option be exercisable following the tenth anniversary of the Effective Date. As promptly as practicable after the Effective Date, the Company shall, at its expense, cause the Company Stock subject to the Option to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as the Executive holds the Option (or any portion thereof) or any of the Company Stock acquired pursuant thereto, or until such earlier date as such Company Stock may otherwise be freely sold under United States law. The terms of the Option shall be set forth in, and governed by, an option agreement, substantially in the form of Exhibit A hereto.

          (d) RESTRICTED STOCK UNIT GRANT. As of the Effective Date, the Compensation Committee shall grant to the Executive an aggregate of 1,000,000 restricted Company Stock units (such units, together with any additional units credited hereunder, the "Restricted Stock Units"). Each Restricted Stock Unit shall at all times be deemed to have a value equal to the then-current fair market value of the Company Stock and shall be credited with any dividends paid with respect to the Common Stock prior to the redemption of the Restricted Stock Units. Any such dividends shall be converted into a number of additional Restricted Stock Units equal to the aggregate dividend which would have been paid with respect to the number of Restricted Stock Units then credited to the Executive, divided by the closing price of the Company Stock on the New York Stock Exchange on the day on which such dividends are paid. Any such additional Restricted Stock Units shall be allocated pro rata to the five vesting tranches described below and shall vest and otherwise be treated in the same manner as the Restricted Stock Units in such tranche. Subject to the provisions hereof, 20% of the Restricted Stock Units shall vest on each of the first five anniversaries of the Effective Date. Notwithstanding the foregoing, the Restricted Stock Units will become fully vested if, during the Term, there occurs a Change of Control, the Executive dies, becomes Disabled, is terminated by the Company without Cause or the Executive voluntary resigns either for Good Reason or with the approval of the Board. Upon any other termination of the Executive's employment, any unvested Restricted Stock Units shall be forfeited and, upon a termination of the Executive's employment for Cause, all Restricted Stock Units,

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     whether vested or unvested, shall be forfeited. As soon as practicable following any termination of the Executive's employment, the Company shall issue to the Executive, in cancellation of the Restricted Stock Units, a number of shares of Company Stock equal to the number of vested and non-forfeited Restricted Stock Units. In the event of any change in the Company Stock by reason of a stock dividend, stock split, acquisition, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, spin-off or distribution to holders of Company Stock (other than normal cash dividends), the Compensation Committee shall adjust the Restricted Stock Units to the extent appropriate to prevent the enlargement or diminution of the Executives rights with respect to such Restricted Stock Units. Notwithstanding the foregoing, in the event that, following the date hereof, the Executive receives from his current employer, any purchaser thereof or any affiliate of such employer or purchaser any compensation or other payment (whether in cash or other property), that is directly or indirectly related to any equity awards granted to the Executive by such employer, or in the event the Executive receives from any of the foregoing entities any other compensation, payment or benefits not currently forming a part of his compensation and benefits package with his current employer, the Executive shall forfeit a number of Restricted Stock Units with a value equal to the value of such compensation, payments and benefits (it being understood that any salary received by the Executive from his current employer with respect to the period commencing on the date hereof and ending on the Effective Date shall not be included in the calculation of any such reduction). For purposes of the preceding sentence, each Restricted Stock Unit shall be deemed to have a value equal to the closing price of the Company Stock on the New York Stock Exchange on the date hereof and any forfeiture shall be allocated pro rata among the five tranches of Restricted Stock Units. The Executive shall promptly report the receipt of any such additional payment or benefits to the Company. The Company shall, at its expense, cause the Company Stock to be issued pursuant to the Restricted Stock Units to be registered under the Securities Act and registered and qualified under applicable state law, to be freely resold.

          (e) OTHER LONG-TERM INCENTIVE COMPENSATION. Commencing with the Company's 2002 fiscal year and annually thereafter while the Executive is employed during the Term, the Company shall grant to the Executive long-term incentive compensation awards (which may consist of stock options, long-term cash awards or other forms of long-term incentive compensation) with a present value (as determined by the Compensation Committee in consultation with a compensation consultant reasonably acceptable to the Executive) no less than 240% of the sum of the Executive's then-current Annual Base Salary plus target annual

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     bonus. Such awards shall have terms and conditions (including vesting schedules and acceleration provisions, if any) generally applicable to grants of such awards made to other senior Company executives; provided, however, all such awards shall become fully vested as of September 30, 2005 if the Executive is employed by the Company on such date.

          (f)     OTHER BENEFITS. While the Executive is employed during the
     Term: (1) the Executive shall be entitled to participate in all tax-qualified and nonqualified savings, employee stock ownership and retirement plans and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior officers of the Company or to its Chief Executive Officer and
     (2) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, any medical (with COBRA equivalent premiums paid on a gross-up basis during any waiting period), prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior officers of the Company.

          (g)     VACATION; RELOCATION; TEMPORARY LIVING EXPENSES.
     The Executive shall be entitled to 5 weeks paid vacation per year. The Company shall reimburse the Executive, in accordance with the Company's relocation policy for senior executives, for expenses incurred in connection with the relocation of the Executive and his spouse to the Dallas, Texas area. The Company shall also fully gross-up the Executive with respect to any taxes imposed on the Executive as a result of his receipt of the reimbursement described in the preceding sentence and this sentence. In addition, the Company shall reimburse the Executive for the reasonable temporary living expenses of the Executive and his spouse in the Dallas, Texas area, for up to one year from the date hereof.

          (h) CHANGE OF CONTROL AGREEMENT. Following the Effective Date, the Executive and the Company shall enter into a change of control agreement substantially similar to those which the Company has entered into with its other senior executives, it being understood that the Executive shall only receive whatever incremental payments or benefits are provided under such change of control agreement and that there shall be no duplication of payments or benefits under this Agreement and such change of control agreement.

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          (i)     SUPPLEMENTAL PENSION BENEFIT. (a) As of each of the first five anniversaries of the Effective Date, the Executive (if employed by the Company on such anniversary) shall accrue a supplemental pension benefit (the "Supplemental Pension Benefit") in an annual amount equal to two and one half percent (2.5%) of the Executive's "Average Final Compensation" (as such term is defined in the Company's Pension Plan as in effect on the Effective Date, but disregarding any limitations on compensation imposed by the Internal Revenue Code). Therefore, if the Executive remains employed with the Company until the fifth anniversary of the Effective Date, the Executive's aggregate accrued Supplemental Pension Benefit will be 12.5% of Average Final Compensation. The Executive shall be immediately vested in any benefit he accrues under this Section 3(i). The amount of the Executive's Supplemental Pension Benefit shall be offset by any amounts payable under any qualified or nonqualified defined benefit plans of the Company. The Supplemental Pension Benefit shall be payable in such form and at such time as the benefits payable under the Company's Benefit Restoration Plan or its qualified defined benefit plan and shall be actuarially adjusted so as to be the actuarial equivalent of the normal form of benefit payable under such qualified defined benefit pension plan.

          (b) If the Executive's employment terminates by reason of death, his spouse will receive a spousal annuity for her life equal to the Supplemental Pension Benefit that would have been payable to the Executive if he had terminated his employment on the date immediately before his death and had elected to receive his Supplemental Pension Benefit in the form of a joint and 50% survivor annuity on the date the spousal annuity commences. The amount of the spousal annuity will be reduced by the amount of any preretirement survivor benefit payable under the Company's qualified and nonqualified defined benefit plans.

          4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "Disability" means that the Executive is disabled within the meaning of the Company's long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled. A termina-

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     tion of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Time"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Time.

          (b) TERMINATION BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Term for Cause or without Cause. "Cause" means that the Executive (A) has been convicted of a felony involving theft or moral turpitude, or (B) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties which in either case, results in, or can reasonably be expected to result in, material economic harm to the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          (ii) A termination of the Executive's employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of a majority of the Board (other than the Executive), the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

          (c) GOOD REASON. (i) The Executive may, without liability to the Company, terminate employment for Good Reason or without Good Reason. "Good Reason" shall mean, without the Executive's consent, (a) the assignment to the Executive of any duties inconsistent in any material respect with his position

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     (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities (excluding any isolated and inadvertent action not taken in bad faith) unless the action is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive; (b) any failure by the Company to comply with any of the provisions of this Agreement (other than an isolated and inadvertent failure not committed in bad faith) unless such action is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive; or (c) the Executive being required to relocate to a principal place of employment outside of the Dallas metropolitan area.

          (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective fifteen (15) days following the date when the Notice of Termination for Good Reason is given, unless the event constituting Good Reason is remedied by the Company in accordance with the foregoing.

          (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.

          (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Time or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

          5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Term, the Company terminates the Executive's employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason, then, subject to Section 8 hereof and Section 12(h) hereof, the Company shall pay to the Executive, not later than 30 days following the Date of Termination, (i) a lump sum equal to the product of (A) the sum of the Executive's Annual Base Salary immediately prior to the Date of Termination, plus the greater of (1) the Executive's annual target bonus for the fiscal year in which the

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     Date of Termination occurs or (2) the annual bonus earned by the Executive from the Company for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and (B) the lesser of (x) 3 and (y) the number of full and partial years remaining in the Term; (ii) any unpaid amounts of the Executive's Annual Base Salary and annual bonus for periods prior to the Date of Termination; and (iii) an amount equal to the product of (A) the Executive's annual target bonus for the fiscal year in which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination, and the denominator of which is 365. In addition, all of the Executive's then outstanding equity awards (other than the Option and Restricted Stock Units, which shall be treated in the manner set forth in Section 3 and Exhibit A hereof, as the case may be) shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards. The Company shall also pay or provide to the Executive, in the event of such a termination (A) subject to Section 8 hereof, the benefits described in
     Section 3(f) hereof (other than benefits under tax-qualified plans and non-qualified retirement plans) for the lesser of three years or the remainder of the Term, and (B) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. In addition, in the event of such a termination, the Executive will continue to accrue benefits pursuant to Section 3(i) hereof as if the Executive had remained employed with the Company for the lesser of three years or the remainder of the Term and assuming that the Executive's annual compensation during such period equals the amount described in Section 5(a)(i)(A) above (and payment of such benefits shall commence at the end of such period).

          (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, any portion of the Executive's Annual Base Salary and bonus through the Date of Termination that has not yet been paid. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, all of the Executive's then outstanding equity awards (other than the Option and Restricted

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     Stock Units, which shall be treated in the manner set forth in Section 3 and Exhibit A hereof, as the case may be) shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards.

          (c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term then, (1) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination, any portion of the Executive's Annual Base Salary and bonus earned through the Date of Termination that has not been paid; (2) all outstanding equity awards (other than the Option and Restricted Stock Units, which shall be treated in the manner set forth in Section 3 and Exhibit A hereof, as the case may be) shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (3) the Company shall also pay or provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

               (d) EXCISE TAX GROSS UP. If any payments or benefits received or to be received by the Executive in connection with the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the "Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection 5(d), shall be equal to the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive ("tax counsel"), such Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount

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     within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause
     (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at Executive's highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive's highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or, if there is no Date of Termination, the date on which the Excise Tax is determined), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the "Applicable Rate"). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made under this paragraph shall be payable within five
     (5) days of the determination of tax counsel that such a payment is required hereunder and, if applicable, within five (5) days of a final determination that the Excise Tax is greater or less than initially calculated.

          6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and

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
     other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

          7. FULL SETTLEMENT. Except as provided herein, the Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

          8. CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

          (b) For a period of two years after the Date of Termination, (if the Executive resigns without Good Reason or if the Executive is terminated by the Company with Cause prior to the end of the Term) or for the period commencing on the Date of Termination and ending on the earlier of (i) three years following such date or (ii) September 30, 2005 (in the event the Executive's employment is terminated by the Company other than for Cause or Disability or the Executive terminates his employment for Good Reason), the Executive shall not, without the written consent of the Board, directly or indirectly, (A) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries or affiliates which accounted for 20% or more of the Com-

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
     pany's consolidated gross revenues for the fiscal year immediately preceding the Date of Termination; (B) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or (C) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

          (c)     The Executive agrees that the restrictions set forth in
     Section 8(a) and 8(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of such restrictions. Without limiting the availability of injunctive relief, the Executive agrees that if the Executive's employment with the Company is terminated in a manner which entitles him to benefits under Section 5(a) hereof and it is the decision of the arbitrators in an arbitration proceeding conducted in accordance with Section 9 hereof that the Executive has violated any such restriction during the period commencing on the Date of Termination and ending on the earlier of (i) three years following such date or (ii) September 30, 2005, the Executive shall promptly repay to the Company any cash payments made to him pursuant to Section 5(a)(1) hereof and the benefits described in
     Section 3(f) hereof shall cease to be provided following such violation.

          9. DISPUTE RESOLUTION. Except for the Company's right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All expenses of such arbitration, including legal fees, shall be borne by the non-prevailing party in such arbitration.

          10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the

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
     Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          11. NO VIOLATIONS. As a material inducement to the Company's willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

          12. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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
                         If to the Executive:

                         Allen I. Questrom
                         c/o J. C. Penney Company, Inc.
                         6501 Legacy Drive
                         Plano, Texas  75024-3699

                         If to the Company:

                         J. C. Penney Company, Inc.
                         6501 Legacy Drive
                         Plano, Texas 75024-3699
                         Attention: General Counsel

     or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) The Executive and the Company acknowledge that this Agreement and Exhibit A hereto constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other

                                          16

     understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

          (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

          (h) In connection with any termination of the Executive's employment, the Executive and the Company agree to execute a customary mutual release (in the form attached hereto as Exhibit B) from liability and it is understood that no payments shall be made pursuant to Section 5(a)(i) through (a)(iii) hereof prior to the expiration of the required revocation period with respect to such release.

          (i) The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive or the execution of this Agreement.

          (j) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive's employment or the termination of this Agreement shall so survive.

          (k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          (l) The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement, up to a maximum of $150,000.

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
          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                               J. C. PENNEY COMPANY, INC.




                               By:_____/s/ Jane C. Pfeiffer_______
                               Title:_____Board Director____________



                               By:_____/s/ Charles S. Sanford_____
                               Title:_____Board Director____________



                                   ____/s/ A. I. Questrom___________
                                             EXECUTIVE


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